UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2021

NortonLifeLock Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-17781	77-0181864
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 E. Rio Salado Parkway, Suite 1000 Tempe, AZ	85281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NLOK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 10, 2021, NortonLifeLock Inc., a Delaware corporation (the “Company”), issued an announcement (the “Rule 2.7 Announcement”) pursuant to Rule 2.7 of the UK City Code on Takeovers and Mergers (the “Code”), disclosing that the boards of directors of the Company (the “Company Board”) and Avast plc, a company incorporated in England and Wales (“Avast”) (the “Avast Board”), had reached an agreement on the terms of a recommended combination of Avast with the Company in the form of a recommended offer by Nitro Bidco Limited (“Bidco”), a company incorporated in England and Wales and a wholly-owned subsidiary of the Company, for the entire issued and to be issued ordinary share capital of Avast (the “Merger”). In connection with the Merger, (i) the Company, Avast and Bidco entered into a Co-operation Agreement, dated as of August 10, 2021 (the “Co-operation Agreement”), (ii) the Company, Bank of America, N.A. (“Bank of America”), as administrative agent, and certain other parties named therein entered into an Interim Facilities Agreement, dated as of August 10, 2021 (the “Interim Facilities Agreement”), and (iii) the Company and certain financial institution parties named therein entered into a commitment letter, dated as of August 10, 2021 (the “Commitment Letter”).

Rule 2.7 Announcement

On August 10, 2021, the Company issued the Rule 2.7 Announcement disclosing that the Company Board and the Avast Board had reached an agreement on the terms of the Merger. The Merger will be implemented by means of a Court-sanctioned scheme of arrangement under Part 26 of the UK Companies Act 2006 (the “UK Companies Act”) (the “Scheme”). Under the terms of the Merger, Avast shareholders will be entitled to elect to receive either: (i) $7.61 in cash and 0.0302 of a share of Company common stock, par value of $0.01 per share (the “Company Shares”) (such option, the “Majority Cash Option”); or (ii) $2.37 in cash and 0.1937 of a Company Share (such option, the “Majority Stock Option”). The Scheme will lapse if the Merger is not completed before 11:59 p.m. UK time on 31 December 2022 or such later time and/or date as the Company and Avast may agree in writing (with the consent of the UK Panel on Takeovers and Mergers (the “Panel”) and as the High Court of Justice in England and Wales (the “Court”) may approve (if such consent or approval is required)) (such date, the “Long Stop Date”).

Depending on the level of elections made by Avast shareholders for the Majority Stock Option, and subject to market conditions and other capital requirements, the Company intends to implement an incremental share buyback program (utilizing capacity under its existing share repurchase authorization and, if required, incremental capacity under a new share repurchase authorization) over time following completion of the Merger (the “Post-Merger Buyback”). If all Avast shareholders elect for the Majority Stock Option, the Company expects that the amount of the Post-Merger Buyback program, if implemented, would be up to approximately $3 billion. However, this amount would be reduced by the amount of any incremental cash consideration payable to Avast shareholders who receive the Majority Cash Option.

The Merger is conditional upon, among other things, (i) the approval of the Scheme by the Avast shareholders at the Court Meeting and the General Meeting (as such terms are defined in the Rule 2.7 Announcement), (ii) the approval by the Company’s stockholders of the issuance of Company Shares for purposes of the Merger at the Company stockholders meeting (the “Company Stockholders Meeting”), (iii) the receipt of applicable antitrust and regulatory clearances, and (iv) the sanction of the Scheme by the Court. The conditions to the Merger are set out in full in the Rule 2.7 Announcement. It is expected that, subject to the satisfaction or waiver of all relevant conditions, the Merger will be completed in mid-2022.

Bidco has reserved the right, subject to the prior consent of the Panel (and to the terms of the Co-operation Agreement), to elect to implement the Merger by way of a takeover offer (as such term is defined in the UK Companies Act) (an “Offer”).

Co-operation Agreement

On August 10, 2021, the Company, Bidco and Avast entered into the Co-operation Agreement in connection with the Merger. Pursuant to the Co-operation Agreement, Avast, Bidco and the Company agreed to use all reasonable endeavors for the purposes of obtaining any regulatory authorizations which are required to implement the Merger, to cooperate with each other in preparing required offering documents and other matters and have given certain undertakings to implement the Merger. The Co-operation Agreement also contains provisions that will apply in respect of certain of Avast’s employee equity plans.

The Co-operation Agreement contains certain customary termination rights, including, among others, and subject to certain conditions, (i) if the Avast Board withdraws or adversely modifies its recommendation of the Scheme (an “Avast Board Recommendation Change”), (ii) if the Company Board withdraws or adversely modifies or qualifies its recommendation of the issuance of Company Shares in the Merger (a “Company Board Recommendation Change”), (iii) if the Scheme is terminated, withdrawn or lapses (unless the Company has elected to implement the Merger by way of an Offer pursuant to an Agreed Switch (as such term is defined in the Co-operation Agreement) before such lapse, termination or withdrawal), (iv) if, prior to the Long Stop Date, a third party announces a firm intention to make an offer or revised offer for Avast which completes, becomes effective or is declared or becomes unconditional in all respects, (v) if the Scheme is not consummated by the Long Stop Date or (vi) if the Scheme is not approved by Avast shareholders at the Court Meeting (as such term is defined in the Co-operation Agreement) and/or the relevant resolutions relating to the Scheme are not approved by the requisite majority of Avast shareholders at the General Meeting (as such term is defined in the Co-operation Agreement) (other than in circumstances where the Company has elected to implement the Merger by way of an Offer pursuant to an Agreed Switch (as such term is defined in the Co-operation Agreement)). The Co-operation Agreement also provides that, subject to certain exceptions, (i) if (a) a Company Board Recommendation Change has occurred or (b) the Company Stockholders Meeting has not occurred prior to the Long Stop Date in breach of the Company’s obligations under the Co-operation Agreement, the Company will pay Avast a fee of $300,000,000, (ii) if either (a) Bidco and/or the Company invokes (and is permitted by the Panel to invoke) any Regulatory Condition (as defined in the Co-operation Agreement) so as to cause the Merger to lapse, to be withdrawn, or not to proceed; or (b) a Regulatory Condition has not been satisfied or waived by Bidco and/or the Company as at the Long Stop Date, the Company will pay Avast a fee of $200,000,000 or (iii) if the Company stockholders do not approve the issuance of Company Shares in the Merger and there has been no Company Board Recommendation Change, the Company will pay Avast a fee of $100,000,000.

Irrevocable Undertakings

The Scheme is subject to the approval of Avast’s shareholders in accordance with the UK Companies Act. The Company and Bidco have received irrevocable undertakings from each director of Avast (and the Vlček Family Foundation) who holds Avast shares (collectively, the “Supporting Shareholders”) to support the Merger. Pursuant to such undertakings, the Supporting Shareholders have agreed to vote, or procure the vote of, their entire beneficial holdings of Avast shares in favor of the Scheme at the Avast shareholder meeting or, if the Merger is implemented by way of a takeover offer, the Supporting Shareholders have agreed that they will accept such takeover offer.

As of August 9, 2021, the Supporting Shareholders beneficially owned approximately 36.93% of the existing issued ordinary share capital of Avast.

In addition, pursuant to the undertakings and subject to certain exceptions therein, each of the directors of Avast who holds shares has undertaken to elect the Majority Stock Option in respect of their entire beneficial holdings of Avast shares.

The undertakings will continue to be binding in the event that a higher competing offer is made for Avast. They will cease to be binding in certain circumstances, including if the Scheme becomes effective, if Bidco announces that it does not intend to proceed with the Merger, if the Scheme lapses or is withdrawn (subject to certain caveats), if the Scheme does not become effective, if the Company and/or Bidco announce an amendment to the terms of the Scheme the effect of which would be to remove the ability for Avast shareholders to elect for the Majority Stock Option (or any extended, increased or otherwise improved version of the Majority Stock Option), or a competing offer for Avast is declared unconditional. In addition, certain Avast directors’ irrevocable commitments may be terminable, and other Avast directors’ elections for the Majority Stock Option may be revocable (or such obligations may fall away), in each case if Bidco announces that it intends to increase the consideration payable in respect of the Majority Cash Option, but does not announce a proportionate increase in the consideration payable in respect of the Majority Stock Option (with agreed metrics for determining proportionate increases and non-proportionate increases). In addition, if Bidco announces that it intends to implement the Merger by way of an Offer rather than by way of the Scheme, and sets the acceptance condition for such Offer at less than 75%, the Avast directors’ obligation to elect the Majority Stock Option would no longer apply.

Interim Facilities Agreement; Commitment Letter

On August 10, 2021, the Company and certain financial institution parties entered into the Interim Facilities Agreement, pursuant to which Bank of America and Wells Fargo Bank N.A., as interim lenders, agreed to provide the Company with (i) a $3,600 million term loan interim facility B, (ii) $750 million term loan interim facility A1 (“Interim Facility A1”) and $3,500 million term loan interim facility A2, and (iii) a $1,500 million interim revolving facility (collectively, the “Interim Facilities”), and the Commitment Letter, pursuant to which certain financial institution parties agreed to provide to the Company, subject to the execution of definitive financing documents, certain term loan and revolving facilities on the terms and conditions set forth in the Commitment Letter (collectively, the “Facilities”) in order to, among other things, finance the cash consideration payable by the Company in connection with the Merger.

Any Interim Facilities made available to the Company pursuant to the Interim Facilities Agreement will, on or before the Final Repayment Date (as defined in the Interim Facilities Agreement), be repaid/replaced in full by the loans made under the definitive financing documentation for the Facilities.

The availability of the borrowings under the Facilities (or, in the event that the commitments under the Facilities are not funded on the closing date of the Merger, the Interim Facilities Agreement) are subject to the satisfaction of certain customary conditions for financings of this nature.

The Interim Facilities Agreement contains, and any definitive financing documentation for the Facilities will contain, customary representations and warranties, events of default and covenants for transactions of this type.

To the extent any borrowings are made under the Interim Facilities Agreement such loans will mature on the date falling 90 days after the date of first drawdown under the Interim Facilities Agreement (or, in respect of Interim Facility A1, 60 days).

Borrowings under the Interim Facilities Agreement and any definitive documentation for the Facilities will be subject to customary “certain funds” provisions consistent with the Code. Such provisions apply until the end of a customary “certain funds period” which includes, amongst other customary triggers in respect of the Merger lapsing or being terminated or withdrawn, a long stop date of February 28, 2023, consistent with the requirements of the Code.

The obligations of the Company under the definitive documentation for the Facilities will be guaranteed, jointly and severally, by all of the Company’s present and future domestic subsidiaries, with certain exceptions in accordance with the terms of the definitive documentation for the Facilities, as applicable.

The foregoing summaries of the Merger, the Rule 2.7 Announcement, the Co-operation Agreement, the irrevocable undertakings, the Interim Facilities Agreement and the Commitment Letter do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Rule 2.7 Announcement (subject to the below), the Co-operation Agreement, the form of deed of irrevocable undertaking, the Interim Facilities Agreement and the Commitment Letter, copies of which are attached as Exhibits 2.01, 2.02, 2.03 10.01 and 10.02 to this Current Report on Form 8-K, respectively, to this Current Report on Form 8-K, and which are each incorporated herein by reference.

Notwithstanding the above, the Quantified Financial Benefits Statement, included as Appendix 4 of the Rule 2.7 Announcement, shall not be deemed to be incorporated by reference into this Current Report on Form 8-K or any filing made by the Company under the Securities Act of 1933, as amended, (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except as shall be expressly set forth by a specific reference in such filing.

The Company published a press release announcing the Merger. The press release, filed as Exhibit 99.01 to this Current Report on Form 8-K, is incorporated herein by reference. The information contained in Exhibit 99.01 to this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such a filing.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The descriptions of the Interim Financing Agreement and the Commitment Letter set forth in Item 1.01 above are incorporated into this Item 2.03 by reference.

Forward-Looking Statements

This Current Report on Form 8-K (including information incorporated herein by reference) contains certain forward-looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “aim”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) the proposed Merger; (ii) future capital expenditures, expenses, revenues, economic performance, financial conditions, dividend policy, losses and future prospects of the combined company, (iii) business and management strategies and the expansion and growth of the operations of the combined company, and (iv) the effects of government regulation on the business of the combined company There are many factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Such factors include the possibility that the Merger will not be completed on a timely basis or at all, whether due to the failure to satisfy the conditions of the Merger (including approvals or clearances from regulatory and other agencies and bodies) or otherwise, general business and economic conditions globally, industry trends, competition, changes in government and other regulation, changes in political and economic stability, disruptions in business operations due to reorganization activities, interest rate and currency fluctuations, the inability of the enlarged group to realize successfully any anticipated synergy benefits when (and if) the Merger is implemented, the inability of the enlarged group to integrate successfully the Company’s and Avast’s operations when (and if) the Merger is implemented and the enlarged group incurring and/or experiencing unanticipated costs and/or delays or difficulties relating to the Merger when (and if) it is implemented. Additional information concerning these and other risk factors is contained in the Risk Factors sections of the Company’s most recent reports on Form 10-K and Form 10-Q, the contents of which are not incorporated by reference into, nor do they form part of, this Current Report on Form 8-K.

These forward-looking statements are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. By their nature, these forward-looking statements involve known and unknown risks, as well as uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this Current Report on Form 8-K may cause the actual results, performance or achievements of any such person, or industry results and developments, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this Current Report on Form 8-K are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Current Report on Form 8-K. All subsequent oral or written forward-looking statements attributable to the Company, Avast or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. The Company does not assume any obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law, regulation or stock exchange rules.

No Offer or Solicitation

The information contained in this Current Report on Form 8-K is for information purposes only and not intended to and does not constitute, or form any part of, an offer to sell or the solicitation of an offer to subscribe for an invitation to subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Merger or otherwise, nor shall there be any sale, issuance, subscription or transfer of securities in any jurisdiction in contravention of applicable law or regulation. In particular, this Current Report on Form 8-K is not an offer of securities for sale in the United States. No offer of securities shall be made in the United States absent registration under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued as part of the Merger are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the Securities Act. The Merger will be made solely by means of the scheme document to be published by Avast in due course, or (if applicable) pursuant to an offer document to be published by the Company, which (as applicable) would contain the full terms and conditions of the Merger. Any decision in respect of, or other response to, the Merger, should be made only on the basis of the information contained in such document(s). As explained below, if the Company ultimately seeks to implement the Merger by way of a takeover offer, that offer will be made in compliance with applicable US laws and regulations.

Important additional information will be filed with the SEC

In connection with the Merger, the Company is expected to file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement (the “Proxy Statement”) BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, INCLUDING THE SCHEME DOCUMENT AND/OR OFFER DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Company’s shareholders and investors will be able to obtain, without charge, a copy of the Proxy Statement, including the scheme document and/or offer document, and other relevant documents filed with the SEC (when available) from the SEC’s website at http://www.sec.gov. Company shareholders and investors will also be able to obtain, without charge, a copy of the Proxy Statement, including the scheme document and/or offer document, and other relevant documents (when available) by directing a written request to the Company, 60 E. Rio Salado Parkway Suite 1000, Tempe, AZ (Attention: Investor Relations), or from the Company’s website at https://investor.nortonlifelock.com.

Participants in the solicitation

The Company and certain of its directors and executive officers and employees may be considered participants in the solicitation of proxies from the shareholders of the Company in respect of the Merger contemplated by the scheme document and/or offer document (as referred to above). Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of the Company in connection with the proposed Merger, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the scheme document or offer document (as applicable) when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2021 filed with the SEC.

Use of Non-GAAP Financial Information

We use the non-GAAP measures of operating margin and earnings per share, which are adjusted from results based on U.S. GAAP and exclude certain expenses, gains and losses. We also provide the non-GAAP metric of free cash flow, which is defined as cash flows from operating activities less purchases of property and equipment. These non-GAAP financial measures are provided to enhance the user’s understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing the Company’s performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to U.S. GAAP and the methods we use to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with U.S. GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Readers are encouraged to review the reconciliation of our non-GAAP financial measure earnings per share to the comparable U.S. GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations page of our website at https://investor.nortonlifelock.com. We are unable to provide a reconciliation of forward-looking Non-GAAP financial measures to the most comparable U.S. GAAP financial measures because certain information is dependent on future events, some of which are outside the control of the Company. Moreover, estimating such U.S. GAAP financial measures with the required precision necessary to provide a meaningful reconciliation is extremely difficult and could not be accomplished without unreasonable effort.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title or Description
2.01	Rule 2.7 Announcement.
2.02	Co-operation Agreement.
2.03	Form of Deed of Irrevocable Undertaking.
10.01	Interim Facilities Agreement.
10.02	Commitment Letter.
99.01	Press Release dated August 10, 2021.
104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NortonLifeLock Inc.

Date: August 10, 2021	By:	/s/ Bryan Ko
Bryan Ko Chief Legal Officer and Corporate Secretary

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